UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549
____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED:  SEPTEMBER 30, 2009

ATWOOD OCEANICS, INC.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER 1-13167

TEXAS
(State or other jurisdiction of incorporation or organization)

Internal Revenue Service – Employer Identification No. 74-1611874

15835 Park Ten Place Drive, Houston, Texas, 77084
(281) 749-7800
____________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

The ATWOOD BEACON (owned and operated by our wholly-owned subsidiary, Atwood Oceanics Pacific Limited) has been awarded a contract by Hess Equatorial Guinea, Inc. to drill offshore Equatorial Guinea under a firm program of six (6) wells (estimated to take 240 days to complete) with options to extend the program to drill up to six additional wells.  If all options are exercised, the drilling program could be extended for another 240 days.

The contract provides for an operating dayrate for all firm and option wells of $110,000 plus a mobilization fee of $950,000.  In anticipation of this contract award, the rig had previously been relocated from India to Singapore; whereby, it is currently loaded on a dry transport vessel for the mobilization to Equatorial Guinea, which will take approximately thirty (30) days.

The total cost to relocate the rig from India to Singapore and then on to Equatorial Guinea is estimated to be around $7 million.  This cost will be amortized over the 240 days estimated firm portion of the contract.  The operating dayrate will be enhanced by amortization of the $950,000 mobilization fee over the 240-days estimated firm portion of the contract.

ITEM 9.01                      EXHIBITS

EXHIBIT 99.1    Press Release dated September 30, 2009

Statements contained in this report with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors including; the Company’s dependence on the oil and gas industry; the risks involved in the construction of a rig and commencement of operations of the rig following delivery; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism, acts of piracy, embargoes, war or other military operations; and governmental regulations and environmental matters.  A list of additional risk factors can be found in the Company’s annual report on Form 10-K for the year ended September 30, 2008, filed with the Securities and Exchange Commission.

EXHIBIT INDEX

EXHIBIT NO.                                                                           DESCRIPTION

99.1	Press Release dated September 30, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATWOOD OCEANICS, INC.
(Registrant)

/s/ James M. Holland
James M. Holland
Senior Vice President

DATE:    September 30, 2009